Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Bed Bath & Beyond Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-63902, 33-87602, 333-18011, 333-75883, 333-64494 and 333-126169) on Form S-8 of Bed Bath & Beyond Inc. of our reports dated April 26, 2011, with respect to the consolidated balance sheets of Bed Bath & Beyond Inc. and subsidiaries as of February 26, 2011 and February 27, 2010, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the fiscal years in the three-year period ended February 26, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of February 26, 2011, which reports appear in the February 26, 2011 annual report on Form 10-K of Bed Bath & Beyond Inc. and subsidiaries.

/s/ KPMG LLP
Short Hills, New Jersey
April 26, 2011